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                                                   EXHIBIT B

                   SUMMARY OF TRANSACTIONS


                              No. of Shares of Issuer

                              Before         After
                              Transactions   Transactions
                              ------------   ------------


UPCO                          930,000         30,000
Charles J. Urstadt                800            800
Elinor F. Urstadt              40,000         40,000

Catherine Urstadt Biddle
 Irrevocable Trust              -0-          450,000

Charles D. Urstadt Irrevocable
Trust                           -0-          450,000
                              -------        -------
                              970,800        970,800